Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancorp Rhode Island, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

January 16, 2009